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                                                     August 16, 1999




Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY  10019-6099

         Re:      Scudder New Europe Fund, Inc.

Ladies and Gentlemen:

                  We have acted as special Maryland counsel for Scudder New Europe Fund, Inc., a Maryland corporation (the "Fund"), in connection with (i) the conversion of the Fund from a closed-end investment company to an open-end investment company under the Investment Company Act of 1940, as amended (the "Conversion"), (ii) the issuance of shares of its Class A Common Stock, Class B Common Stock, and Class C Common Stock, par value $.001 per share (each a "Class" and, collectively, the "Shares") and (iii) the redesignation of its existing share class as Class M Common Stock, par value $.001 per share.

                  As special Maryland counsel for the Fund, we are familiar with its current Charter and Bylaws. With respect to the Conversion, we are also familiar with the two alternative forms of proposed Articles of Amendment and Restatement of the Fund's Charter approved by its Board of Directors and submitted to its shareholders (collectively, the "Articles of Amendment and Restatement") and the two related alternative forms of Amended and Restated Bylaws approved by its Board of Directors. We have examined the prospectus included in its Registration Statement on Form N-1A, File Nos. 33-32430; 811-5669 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.
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Willkie Farr & Gallagher
August 16, 1999
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                  We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

                  Based on such examination, we are of the opinion that:

         1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

         2. When the final form of the Articles of Amendment and Restatement has been duly approved by the stockholders of the Fund and accepted for record by SDAT and becomes effective, the Shares of the Fund to be offered for sale pursuant to the Prospectus will be, to the extent of the respective number of Shares of each Class then authorized to be issued by the Fund in its Charter, duly authorized and, when thereafter sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

                  You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ Venable, Baetjer and Howard, LLP